Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report on The Alger American Fund dated February 11, 2008 in this Registration Statement of The Alger American Fund (Form N-1A No. 811-5550).

ERNST & YOUNG LLP

New York, New York

April 7, 2008